CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated July 6, 2004 for the Frank Value Fund (the "Fund") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to Frank Value Fund’s Registration Statement on Form N-1A (File No. 333-113657), including the reference to our firm under the heading “Independent Auditors” in the Statement of Additional Information of the Fund.

/s/ Sanville & Company

Sanville & Company

Abington, Pennsylvania

July 8, 2004

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